Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR REPORTS SECOND QUARTER CUSTOMER RESULTS

CHICAGO – July 23, 2009 – United States Cellular Corporation [NYSE:USM] today announced that it lost 32,000 postpay customers and 27,000 prepaid customers in the second quarter, for a net loss of 59,000 retail customers. For the six months ended June 30, 2009, the company added 28,000 postpay customers and lost 24,000 prepaid customers, for a net addition of 4,000 retail customers. U.S. Cellular expects to revise its May 6, 2009 guidance for 2009 retail net additions. U.S. Cellular will release its second quarter operating results and updated 2009 guidance on Aug. 6, 2009, and will provide comments at that time, when it has more complete information.

About U.S. Cellular®

United States Cellular Corporation, the nation’s fifth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to nearly 6.2 million customers in 26 states. The Chicago-based company employed 8,800 full-time equivalent associates as of March 31, 2009.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully manage and grow its markets; the current credit crisis affecting financial markets, and its effects on the overall economy; competition; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded our debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by the company; and the ability to obtain or maintain roaming arrangements with other carriers. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about U.S. Cellular, please visit uscellular.com.